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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 000-29667

                        VOICESTREAM WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)

       12920 - 38TH STREET S.E. BELLEVUE, WASHINGTON 98006, (425) 378-4000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
            (Title of each class of securities covered by this Form)

                          10 3/8% SENIOR NOTES DUE 2009
                          11 1/2% SENIOR NOTES DUE 2009
                     11 7/8% SENIOR DISCOUNT NOTES DUE 2009

           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(i)   [X]
               Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            [ ]


 Approximate number of holders of record as of the certification or notice date:
 One

        Pursuant to the requirements of the Securities Exchange Act of 1934, VoiceStream Wireless Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     VOICESTREAM WIRELESS CORPORATION

Date:  May 31, 2001                  By:    /s/ Alan R. Bender
                                            ------------------------------------
                                     Name:  Alan R. Bender
                                     Title: Executive Vice President,
                                            General Counsel and Secretary